Exhibit 16.1

April 18, 2013

Securities and Exchange Commission
100 F Street NE
Washington, D.C. 20549

Commissioners:

We have read the statements made by GWG Holdings, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Form 8-K of GWG Holdings, Inc. dated April 18, 2013. We agree with the statements in so far as they relate to our Firm in such Form 8-K. We have no basis to agree or disagree with any statements made pertaining to matters that do not involve our Firm.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C., 222 South Ninth Street, Suite 1000, Minneapolis, MN 55402  T 612-339-7811